UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.               )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

FINANCIAL INSTITUTIONS, INC.
(Name of Registrant as Specified In Its Charter)
CLOVER PARTNERS, L.P. MHC MUTUAL CONVERSION FUND, L.P. CLOVER INVESTMENTS, L.L.C. TERRELL T. PHILEN, JR. JOHNNY GUERRY
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Clover Partners, L.P.

A copy of a letter from MHC Mutual Conversion Fund, L.P. to the Board of Directors of Financial Institutions, Inc. is being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Terrell T. Philen, Jr. as nominees to the board of directors of Financial Institutions, Inc. (the “Company”) and intend to solicit votes for the election of Mr. Guerry and Mr. Philen as members of the board.   MHC Mutual Conversion Fund, L.P. will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Philen at the Company’s 2016 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the participants in the solicitation, Mr. Guerry and Mr. Philen, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by MHC Mutual Conversion Fund, L.P. with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund.

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons: MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Johnny Guerry and Terrell T. Philen, Jr.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the attached Notice of Intent to Nominate Directors and Submit Nominees for Election that MHC Mutual Conversion Fund, L.P. sent to the Company on April 1, 2016, which is attached hereto.